As filed with the Securities and Exchange Commission on November 10, 2008.

Registration No. 333-151060

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
ON
FORM S-8
UNDER
THE SECURITIES ACT OF 1933

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0218548 (I.R.S. Employer Identification No.)

1040 Delta Boulevard
Hartsfield-Jackson Atlanta International Airport
Atlanta, Georgia 30354
(404) 715-2600
(Address of Principal Executive Offices,
including Zip Code)

NORTHWEST AIRLINES CORPORATION 2007 STOCK INCENTIVE PLAN
(Full title of the plans)

Richard B. Hirst, Esq.
Senior Vice President – General Counsel
Delta Air Lines, Inc.
P.O Box 20706
Atlanta, Georgia 30320-6001
(Name and address of agent for service)

(404) 715-2191
(Telephone number, including area code, of agent for service)

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.0001 per share	11,701,277 shares	N/A	N/A	N/A

(1)
The number of shares registered is based on an estimate of the maximum number of shares of common stock of Delta Air Lines, Inc. issuable under the Northwest Airline Corporation 2007 Stock Incentive Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the NWA Plan.

(3)
The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 of Delta (File No. 333-151060) on May 20, 2008.

EXPLANATORY NOTE

Delta Air Lines, Inc., a Delaware corporation (“Delta” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-151060), which was declared effective on August 7, 2008 (the “Form S-4”), by filing this Post-Effective Amendment No. 2 on Form S-8 relating to shares of common stock, par value $0.0001 per share, that are issuable by Delta pursuant to awards granted under the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “NWA Plan”).  All such shares of Delta common stock were originally registered on the Form S-4.  Unless otherwise indicated, the terms “Delta,” the “Company,” “we,” “us,” and “our” refer to Delta Air Lines, Inc. and its subsidiaries.

On October 29, 2008, Nautilus Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Delta (“Merger Sub”), merged with and into Northwest Airlines Corporation (“Northwest”) pursuant to the Agreement and Plan of Merger dated as of April 14, 2008, by and among Delta, Merger Sub and Northwest.  Pursuant to the Merger Agreement, at the effective time of the merger, each share of common stock of Northwest issued and outstanding (including those shares issuable pursuant to Northwest’s plan of reorganization under Chapter 11) immediately prior to the effective time of the merger, subject to certain exceptions, was converted into the right to receive 1.25 shares of Delta common stock (the “Exchange Ratio”).

In addition, pursuant to the Merger Agreement, at the effective time of the merger, the NWA Plan was assumed by Delta.  Any award outstanding under the NWA Plan at the effective time of the merger that was not otherwise settled upon the merger was assumed by Delta and converted into an award referenced by Delta common stock subject to, and in accordance with, the same terms and conditions applicable to the corresponding Northwest award, except that the number of shares of Delta common stock subject to each such converted award is equal to the product, rounded down to the nearest whole number of shares of Delta common stock, of (x) the number of shares of Northwest common stock subject to the corresponding Northwest stock option or in respect of the corresponding Northwest stock appreciation right and (y) 1.25.  The exercise price for converted options and stock appreciation rights is equal the applicable per share exercise price for the shares of Northwest common stock divided by 1.25 (rounded up to the nearest whole cent).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the NWA Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “ Securities Act ”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed by Delta with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement as of their respective dates:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008;

•
Current Reports on Form 8-K and 8-K/A filed on February 8, 2008, February 13, 2008, April 4, 2008, April 15, 2008, April 18, 2008, May 22, 2008, June 6, 2008, July 2, 2008, July 16, 2008, August 26, 2008, September 25, 2008; October 31, 2008 and November 7, 2008 (other than the portions of those documents not deemed to be filed); and

•	The description of the Company's Common Stock contained in the Company's Form 8-A filed on April 26, 2007.

All documents filed by Delta pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than current reports containing information furnished, as opposed to filed, on Form 8-K). Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain matters relating to the validity of the shares of the Company's Common Stock (the “Common Stock”) being registered hereby have been passed upon for the Company by Kenneth F. Khoury, Esq., former Executive Vice President and General Counsel of the Company.  Mr. Khoury participated in Delta’s 2007 Performance Compensation Plan and received 166,140 shares of restricted Common Stock, options to purchase 130,780 shares of Common Stock and 79,340 performance shares under that plan.  Mr. Khoury is also eligible for benefits under Delta’s 2007 Officer and Director Severance Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Delta. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Delta's Amended and  Restated Certificate of Incorporation provides for indemnification by Delta of any of its directors, officers or employees to the fullest extent permitted by the Delaware General Corporation Law against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which any such person may be involved by reason of the fact that he or she is or was a director, officer or employee.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Delta's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Delta maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Delta with respect to payments which may be made by Delta to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delta pursuant to the foregoing provisions, or otherwise, Delta has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delta of expenses incurred or paid by a director, officer or controlling person of Delta in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered Delta will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See Exhibit Index.

ITEM 9. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 10, 2008.

Delta Air Lines, Inc.

By: /s/ Richard H. Anderson Name: Richard H. Anderson Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 10, 2008 by the following persons in the capacities indicated.

Signature	Title

/s/ Richard H. Anderson Richard H. Anderson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Hank Halter Hank Halter	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Roy J. Bostock Roy J. Bostock	Director

/s/ John S. Brinzo John S. Brinzo	Director

/s/ Daniel A. Carp Daniel A. Carp	Chairman of the Board

/s/ Eugene I. Davis Eugene I. Davis	Director

/s/ John M. Engler John M. Engler	Director

/s/ Mickey P. Foret Mickey P. Foret	Director

/s/ David R. Goode David R. Goode	Director

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director

/s/ Kenneth C. Rogers Kenneth C. Rogers	Director

/s/ Rodney E. Slater Rodney E. Slater	Director

/s/ Douglas M. Steenland Douglas M. Steenland	Director

/s/ Kenneth B. Woodrow Kenneth B. Woodrow	Director

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EXHIBIT INDEX

Exhibit No.	Description of Exhibits

5
Opinion of Kenneth F. Khoury, Esq. as to the validity of the securities being registered (contained in the Pre-Effective Amendment No. 1 to Form S-4 previously filed on August 6, 2008 to which this Post-Effective Amendment No. 1 relates).*

15	Letter from Ernst & Young LLP regarding unaudited interim financial information.

23.1
Consent of Kenneth F. Khoury, Esq. (included in Exhibit 5) (included in the opinion previously filed as Exhibit 5 to Pre-Effective Amendment No. 1 to Form S-4 previously filed on August 6, 2008 to which this Post-Effective Amendment No. 1 relates).*

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Ernst & Young LLP.

__________________________
*	Incorporated herein by reference.

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